As filed with the Securities and Exchange Commission on June 30, 2011
Registration No. 333-136086
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________

HONEYWELL INTERNATIONAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-2640650
(State of Incorporation)	(I.R.S. Employer Identification No.)
____________

101 Columbia Road
P.O. Box 4000
Morristown, New Jersey 07962-2497
(973) 455-2000

(Address of Principal Executive Offices) (Zip Code)

2006 Stock Incentive Plan of Honeywell International Inc. and its Affiliates
(Full Title of the Plan)
____________

Thomas F. Larkins, Esq.
Vice President, Corporate Secretary and Deputy General Counsel
101 Columbia Road
P.O. Box 4000
Morristown, New Jersey 07962-2497
(973) 455-2000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
____________

With Copies To:

Arthur H. Kohn, Esq.
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
(212) 225-2000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer □
Non-accelerated filer □	Smaller Reporting Company □

On July 27, 2006, Honeywell International Inc. (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (Registration No. 333-136086) (the “Registration Statement”) registering 43,000,000 shares of the Registrant’s common stock (the “Shares”), par value $1.00 per share, to be issued pursuant to the 2006 Stock Incentive Plan of Honeywell International Inc. and its Affiliates (the “2006 Plan”).

The Registrant has adopted a new stock incentive plan, the 2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates (the “2011 Plan”), effective April 25, 2011, and has filed a Registration Statement on Form S-8 (the “New Registration Statement”) with the Commission today registering 39,000,000 shares of the Registrant’s common stock, par value $1.00 per share, to be issued pursuant to the 2011 Plan.  As a result, no further awards will be issued under the 2006 Plan.  Therefore, the Registrant is filing this post-effective amendment to the Registration Statement to deregister 13,553,483 of the Shares (the “Unissued Shares”) which have not been issued pursuant to the 2006 Plan as of the date hereof.  As permitted by Rule 457(p) under the Securities Act of 1933, as amended, $52,324 of the registration fee that would otherwise be payable with respect to the New Registration Statement was offset by the registration fees previously paid by the Registrant in connection with the registration of the Unissued Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Township of Morris, State of New Jersey, on this 30th day of June, 2011.

Honeywell International Inc.

By: /s/ Kathleen A. Winters
Kathleen A. Winters
Vice President and Controller

DIRECTORS:

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on this 30th day of June, 2011.

Name	Title

* David M. Cote	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ David J. Anderson David J. Anderson	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Kathleen A. Winters Kathleen A. Winters	Vice President and Controller (Principal Accounting Officer)

* Gordon M. Bethune	Director

* Kevin Burke	Director

* Jaime Chico Pardo	Director

* D. Scott Davis	Director

* Linnet F. Deily	Director

* Judd Gregg	Director

* Clive R. Hollick	Director

* George Paz	Director

* Bradley T. Sheares, Ph.D	Director

*BY: /s/ Thomas F. Larkins Thomas F. Larkins Attorney in Fact

3